Exhibit (a)(5)(iii)

All amounts in Canadian dollars

unless otherwise stated

Onex Announces Extension of Cash Tender Offer

For the Outstanding Shares in ResCare

– Offer to Expire at 5:00 P.M., New York City Time,

on November 15, 2010, Unless Extended –

Toronto, November 5, 2010 - Onex Corporation (together with affiliates, “Onex”) (TSX: OCX) today announced that Onex Rescare Acquisition, LLC, an affiliate of Onex Partners III LP, has extended the expiration of its previously-announced cash tender offer for all of the outstanding shares of common stock of Res-Care, Inc. (Nasdaq: RSCR) not owned by Onex or its affiliates to 5:00 P.M., New York City time, on November 15, 2010, unless further extended.  The tender offer is being made in accordance with the terms of the previously-announced share exchange agreement between Onex and ResCare, and was previously scheduled to expire at 5:00 P.M., New York City time, on November 5, 2010.

The tender offer is being extended because a required regulatory approval has not yet been obtained.

Based on information provided by Computershare Trust Company, N.A., the depositary for the tender offer, as of November 5, 2010, a total of 19,296,795 shares of common stock, representing approximately 76% of the outstanding shares of common stock not owned by Onex, its affiliates or certain members of ResCare’s management who have agreed to “roll-over” their current equity ownership position, had been tendered and not withdrawn, including 2,076,334 shares tendered by guaranteed delivery.  Shareholders who have already tendered their shares of ResCare common stock do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer.

About Onex

Onex is one of North America’s oldest and most successful investment firms committed to acquiring and building high-quality businesses in partnership with talented management teams.  Onex manages investment platforms focused on private equity, real estate and credit securities.  In total, the company manages approximately US$12 billion, of which US$8 billion is third-party capital.  As well, Onex invests its own capital directly and as a substantial limited partner in its Funds.

Onex’ businesses generate annual revenues of $36 billion, have assets of $43 billion and employ more than 240,000 people worldwide. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX. For more information on Onex, visit its website at www.onex.com. The Company’s security filings can also be accessed at www.sedar.com.

Forward Looking Statements

This news release may contain forward-looking statements that are based on management’s current expectations and are subject to known and unknown uncertainties and risks, which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements.  Onex is under no obligation to update any forward-looking statements contained herein should material facts change due to new information, future events or otherwise.

Important Information

This announcement and the description of the transaction contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities.  ResCare shareholders are strongly advised to carefully read the combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 (including the offer to purchase, letter of transmittal and other offer documents), ResCare’s Solicitation/Recommendation Statement on Schedule 14D9 and Transaction Statement on Schedule 13E-3, and other related documents that have been filed with the U.S. Securities and Exchange Commission, because these documents contain important information.  The combined Tender Offer Statement and related materials may be obtained for free at the SEC’s website at www.sec.gov, or by calling Georgeson Inc. at 1-866-203-9357.  You may also read and copy the solicitation/recommendation statement and any reports, statements and other information filed by Onex or ResCare with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 or visit the SEC’s website for further information on its public reference room.

For further information:

Emma Thompson

Vice President, Investor Relations

416.362.7711

ethompson@onex.com